March 8, 2011

Dear Investor:

I would like to take this opportunity to provide you with the 2010 estimated net asset value (NAV) for the Wells Mid-Horizon Value-Added Fund I, LLC. As you may recall, our offering memorandum requires that we provide an estimate of the NAV of the Fund, based on an appraisal of the Fund's real estate assets, as well as other assets and liabilities, as of December 31, 2010.

Our valuation is based on an independent appraisal process that meets the requirements of our offering documents. We engaged CB Richard Ellis, an independent real estate appraisal firm, to provide a complete appraisal of our 330 Commerce Street asset. The other two assets - 6000 Nathan Lane and Parkway at Oak Hill - were valued internally by our asset management staff. Our internal valuation, including both our methodology and our value conclusions were reviewed by Altus Group, a leading provider of valuation and consulting services.

As you might expect given the current market and economic conditions, the individual property values reflected a broad range of increase or decline over the past year, influenced heavily by leasing activity and capital investment. These results are summarized at a high level as follows:

6000 Nathan Lane has experienced an increase in value, primarily as a result of the leasing capital invested in the Brocade lease renewal. The current value is also reflective of the asset's 45% occupancy.

330 Commerce Street has experienced a decline in value over the past year. This decline results from having not leased the vacant floor in the building, along with the fact that CMT's lease expires in just over two years (May 2013).

Parkway at Oak Hill has seen a considerable increase in its valuation over the past year, as occupancy has increased from 35% to approximately 79%. During the year, significant capital has been invested in the property through tenant improvements and leasing commissions, and some of the free rent concessions given to the tenants have now burned off. With the occupancy at 79%, the property's risk profile is beginning to move away from "value-add" and is taking on more "core/stabilized" characteristics.

Continued on reverse

In total, our gross real estate asset value for the three remaining assets in the portfolio is up 7.5% over the prior year. However, when compared against our total investment, including both the acquisition price and the total capital invested as of December 31, 2010, the current gross real estate asset value is approximately 14.0% lower than our investment basis.

Our outlook for the portfolio is positive, with the leasing of the remaining vacancy along with renewing the CMT lease being key factors for future performance. We have made good progress over the past year from a leasing perspective and anticipate continued increases in occupancy as market fundamentals improve. Continued leasing success, coupled with recovery in the real estate capital markets, could provide future upside potential in the value of our properties.

Based on these valuations, and including other assets and liabilities of the Fund, the NAV is approximately $41.9 million, or an average of $808 per share. This compares to an average of $803 per share for 2009. It is important to note, however, that each individual shareholder's NAV per share will vary from this average, based on the time in which the shareholder invested. A detailed estimate for an individual investor will be available in April upon request.

We are working extremely hard to manage these assets to their highest performance level. If you have any questions, please feel free to contact our Client Services Department at 800-557-4830. Our hours of operation are Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET).

Sincerely,

/s/ Christopher D. Daniels

Christopher D. Daniels

President

Wells Investment Management Company

Risk Factors

We have a limited operating history; therefore, there is no assurance that we will meet the Fund's targeted investment performance. Many dynamic variables exist that are beyond our control, which will impact the investor's realized return. Please note that there are uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The information contained herein may be confidential and/or legally privileged. It has been sent for the sole use of the intended recipient(s). If the reader of this correspondence is not the intended recipient, you are hereby notified that any unauthorized review, use, distribution, or copying of this communication, or any of its contents, is strictly prohibited. If you have received this communication in error, we kindly request that you destroy all copies.

Wells Real Estate Funds, Inc., is affiliated with Wells Investment Securities, Inc. - Distributor - Member FINRA/SIPC.